UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

The Smith & Wollensky Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16505 (Commission File Number)	58-2350980 (IRS Employer Identification No.)
1114 First Avenue New York, New York (Address of principal executive offices)	10021 (Zip Code)
(212) 838-2061 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On January 31, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of The Smith & Wollensky Restaurant Group, Inc. (the “Company”) approved 2005 bonus payments to the Company’s executive officers and 2006 base salaries as follows:

	2005	2006
Title	Bonus	Salary

Samuel Goldfinger	Chief Financial Officer	$30,000	$170,000
Stephen K. Ottmann	Executive Vice President	$25,000	$300,000
	& Chief Operating Officer
Alan N. Stillman	Chief Executive Officer	$-	$600,000
Eugene I. Zuriff	President	$50,000	$165,000

The Company intends to enter into a new five year employment agreement with Mr. Stillman pursuant to which Mr. Stillman will serve as the Company’s Chief Executive Officer and be entitled to a base salary of $600,000 per year, medical benefits for Mr. Stillman and his family for five years following the termination of the agreement and customary employee benefits. The Company also intends to designate Mr. Stillman as the beneficiary of 20% of the $5 million life insurance policy that the Company currently maintains in respect of Mr. Stillman. The Committee also approved the issuance to Mr. Stillman of options to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $5.12 per share. The options will vest in five equal installments commencing with the date of grant and have a ten year term.

Item 5.02	Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers

Effective January 31, 2006, Joseph E. Porcelli, 53, became a director of the Company. Mr. Porcelli will receive $10,000 for his services as director. Mr. Porcelli has been in private law practice since 2003.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Smith & Wollensky Restaurant Group, Inc.

By:	/s/ Samuel Goldfinger
Samuel Goldfinger
Chief Financial Officer, Treasurer and
Secretary

Date:	February 2, 2006